UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 7, 2013

Landmark Apartment Trust of America, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-52612	20-3975609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4901 Dickens Road, Suite 101 Richmond, Virginia	23230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 237-1335

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 7, 2013, Landmark Apartment Trust of America, Inc. (the “Company”), through Landmark Apartment Trust of America Holdings, L.P., its operating partnership and as borrower (the “Operating Partnership”), entered into a credit agreement (the “Credit Agreement”) to obtain a secured credit facility in the aggregate maximum principal amount of $130,000,000 (the “Credit Facility”) with Bank of America, N.A., as administrative agent, Citibank, N.A., as syndication agent, and the lenders and guarantors thereto. Subject to certain terms and conditions set forth in the Credit Agreement, the Operating Partnership may increase the original principal amount available under the Credit Facility by an additional of up to $50,000,000. The Company will use proceeds from the Credit Facility for general corporate purposes, including to refinance existing debt on certain of its properties. The Credit Facility is evidenced by two promissory notes, each in the principal amount of $65,000,000.

The Credit Agreement will mature on March 7, 2015, subject to an extension of the maturity date to March 7, 2016 if certain conditions are satisfied. Pursuant to the terms of the Credit Agreement, the Company and certain indirect subsidiaries of the Company guaranteed all of the obligations of the Operating Partnership and each other guarantor under the Credit Agreement and the related loan documents. From time to time, the Operating Partnership may cause additional subsidiaries to become guarantors under the Credit Agreement. The Credit Agreement is secured by the properties of the subsidiary guarantors.

The amount available under the Credit Agreement is based on the lesser of the following: (i) the aggregate commitments of all Lenders and (ii) a percentage of the appraised value for all collateral properties. The Credit Agreement permits multiple term loan draws, which are only available to be drawn for six months following the closing date of the Credit Agreement. As of March 7, 2013, three properties of the Company were pledged as collateral under the Credit Agreement and the Company had drawn $17,411,000 under the Credit Facility. This is the initial amount of credit available under the Credit Agreement, which will increase if the Operating Partnership adds additional properties as collateral to secure the Credit Facility.

All borrowings under the Credit Agreement will bear interest at an annual rate equal to, at the option of the Company, (i) the highest of (A) the federal funds rate, plus  1/2 of 1% and a margin that fluctuates based on the Company’s debt yield, (B) the rate of interest as publicly announced from time to time by Bank of America, N.A. as its prime rate, plus a margin that fluctuates based on the Company’s debt yield or (C) the Eurodollar Rate (as defined in the Credit Agreement) for a one-month interest period plus 1% and a margin that fluctuates based upon the Company’s debt yield or (ii) the Eurodollar Rate (as defined in the Credit Agreement) plus a margin that fluctuates based upon the Company’s debt yield.

The Credit Agreement contains representations, warranties, covenants, terms and conditions customary for transactions of this type, including a maximum leverage ratio and a minimum fixed charge coverage ratio, limitations on liens, incurrence of debt, investments, mergers and asset dispositions, covenants to preserve corporate existence and comply with laws, covenants on the use of proceeds of the Credit Facility and default provisions, including defaults for non-payment, breach of representations and warranties, insolvency, non-performance of covenants, cross-defaults and guarantor of defaults. The occurrence of an event of default under the Credit Agreement could result in all loans and other obligations becoming immediately due and payable and the Credit Facility being terminated, and allow the lenders to exercise all rights and remedies available to them with respect to the collateral.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Exhibits and Financial Statements.

d.	Exhibits:

Exhibit Number	Description

10.1	Credit Agreement, dated March 7, 2013, by and among Landmark Apartment Trust of America Holdings, LP, as the borrower, Bank of America and the lenders and guarantors party thereto.

10.2	Promissory Note in favor of Citibank, N.A., dated March 7, 2013

10.3	Promissory Note in favor of Bank of America, N.A., dated March 7, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 13, 2013	Landmark Apartment Trust of America, Inc.

	By:	/s/ B. Mechelle Lafon
	Name:	B. Mechelle Lafon
	Title:	Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit Agreement, dated March 7, 2013, by and among Landmark Apartment Trust of America Holdings, LP, as the borrower, Bank of America and the lenders and guarantors party thereto.

10.2	Promissory Note in favor of Citibank, N.A., dated March 7, 2013

10.3	Promissory Note in favor of Bank of America, N.A., dated March 7, 2013

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